Exhibit 99.1

diaDexus, Inc. Reports 2011 Fourth Quarter and Year-End Financial Results

Six consecutive quarters of year-over-year revenue growth

SOUTH SAN FRANCISCO, Calif., March 15, 2012 – diaDexus, Inc. (OTC Bulletin Board: DDXS.OB), a company focused on the development and commercialization of proprietary cardiovascular diagnostic products, today announced financial results for the 2011 fourth quarter and year-end.

Fourth quarter 2011

Total revenues for the 2011 fourth quarter were $4.9 million, a 48% increase over $3.3 million for the fourth quarter of 2010, representing the highest quarterly revenues in the history of the company. Total expenses for the quarter were $5.8 million, unchanged from the fourth quarter of 2010. The company’s net loss for the quarter was $1.0 million compared to a $2.1 million net loss in the fourth quarter of 2010. The decrease in net loss for the quarter was largely due to a $1.6 million increase in fourth quarter sales of the PLAC® Test for Lp-PLA2 versus the comparable 2010 period. Net cash used in operating activities for the fourth quarter of 2011 was $1.6 million versus $2.8 million for the same period the year prior.

Year-end 2011

Total revenues for the 12-month period ended December 31, 2011 were $16.4 million compared to $11.8 million for 2010. This 39% increase was due to accelerated demand for the company’s PLAC® Test for Lp-PLA2 and represents record annual revenues. Total operating expenses for 2011 were $24.2 million compared to total operating expenses of $20.4 million in 2010. The company reduced its net loss to $7.5 million for the year ended December 31, 2011, compared to a net loss of $8.4 million in 2010. Net cash used in operating activities was $6.7 million in 2011 versus $7.5 million in 2010, also primarily a result of higher revenues.

Cash and investments at December 31, 2011 were $17.2 million compared to $20.4 million at December 31, 2010.

Guidance

diaDexus maintained its guidance for 2012 total revenues at $20 million to $21 million, projecting year-over-year growth of approximately 26% compared to 2011. The company believes it will use approximately $6 million in operations. Future financing needs will depend on the company’s ability to increase the rate of adoption for the company’s products by physicians, progress in achieving additional positive coverage decisions from insurers for the PLAC® Test for Lp-PLA2, and commercialization needs.

“diaDexus had an outstanding fiscal 2011, the strongest fourth quarter in the history of the company, and grew revenues to a record of $16.4 million,” said Brian Ward, Ph.D.,

diaDexus’ Chief Executive Officer. “We are gaining strong momentum with acceptance of the PLAC Lp-PLA2 Mass testing as an essential biomarker that aids physicians by indicating the risk of cardiovascular heart disease and stroke in the United States. With the launch of diaDexus’ new PLAC® Test for Lp-PLA2 Activity in Europe in the first quarter of 2012, we are now positioned for further long-term sales momentum. The recent hire of Jean Viret as our Chief Financial Officer completes our executive management team, and allows us to maintain our sales momentum and deliver increased value to our shareholders.”

Webcast

diaDexus will host a webcast on Thursday, March 15 at 1:15 PM PDT (4:15 PM EDT) to discuss the 2011 fourth quarter and year-end financial results. The webcast may be accessed via the company’s website at www.diadexus.com/webcast.

About diaDexus, Inc.

diaDexus, Inc., based in South San Francisco, California, is focused on the development and commercialization of proprietary in vitro diagnostic products addressing unmet needs in cardiovascular disease. The company’s PLAC® Test for Lp-PLA2 is the only blood test cleared by the FDA to aid in assessing risk for both coronary heart disease and ischemic stroke associated with atherosclerosis. For more information, please visit the company’s website at www.diaDexus.com

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the company’s plans, objectives, expectations and intentions with respect to future financial results, operations and products and other statements that are not historical in nature, particularly those that use terminology such as “will,” “potential”, “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “estimates” or comparable terminology. Forward-looking statements are based on current expectations and assumptions, and entail various known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to diaDexus that could cause actual results to differ materially from those expressed in such forward-looking statements include diaDexus’ ability to submit a new 510(k) application for, and obtain FDA clearance of, its new automated Lp-PLA2 Activity test; diaDexus’ ability to gain acceptance of its PLAC® Test products in the marketplace, including its ability to demonstrate that treatment of individuals based on their Lp-PLA2 levels improves clinical outcomes in prospective clinical studies; diaDexus’ high degree of customer concentration, including the downward pressure that its largest customers may be able to exert on its product pricing; diaDexus’ relationship with key customers, including

GlaxoSmithKline, the licensor of Lp-PLA2; diaDexus’ reliance on a sole source third party manufacturer to manufacture and supply diaDexus’ PLAC® ELISA Test; third party payors’ acceptance of and reimbursement for the PLAC® Test; diaDexus’ ability to develop and commercialize new products and services; various risks associated with the international expansion of diaDexus’ business; diaDexus’ ability to successfully launch and commercialize the PLAC® Test for Lp-PLA2 Activity in Europe, and its dependence on its distributors for foreign sales of that test; diaDexus’ ability to initiate and continue to manufacture the PLAC® Test for Lp-PLA2 Activity at its facility in South San Francisco, California; the adequacy of diaDexus’ intellectual property rights; diaDexus’ ability to satisfy its obligations under its license agreements, to maintain its license rights under those license agreements and to enter into any necessary licenses on acceptable terms; diaDexus’ ability to attract, retain and motivate qualified personnel; the effects of U.S. and foreign government regulations and diaDexus’ ability to comply with such regulations; diaDexus’ limited revenue and cash resources; and diaDexus’ significant corporate expenses, including real estate lease liabilities and expenses associated with being a public company. Additional factors that could cause diaDexus’ results to differ materially from those described in the forward-looking statements can be found in diaDexus’ most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q and other reports filed with the Securities and Exchange Commission, and available at the SEC’s web site at www.sec.gov. The information set forth herein speaks only as of the date hereof, and diaDexus disclaims any intention and does not assume any obligation to update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

Contacts:	Jean Viret, CFO
Direct 650-246-6403
Email: jviret@diadexus.com

Shari Annes, IR
Direct 650-888-0902
Email: sannes@annesassociates.com

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DIADEXUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Revenues:
License revenue	$76	$76	$305	$305
Royalty revenue	996	1,005	3,859	3,632
Product sales	3,646	2,058	11,738	7,132
Product sales to related party	161	160	482	681

Total revenues	4,879	3,299	16,384	11,750
Operating costs and expenses:
Product costs	1,628	1,270	5,404	4,652
Sales and marketing	852	1,102	4,143	5,138
Research and development	923	1,351	5,138	4,935
General and administrative	2,438	2,114	9,544	5,629

Total operating costs and expenses	5,841	5,837	24,229	20,354

Loss from operations	(962)	(2,538)	(7,845)	(8,604)
Interest income, interest expense and other income (expense), net:
Interest income	12	15	56	40
Interest expense	(102)	207	288	(149)
Other income (expense), net	10	(2)	19	42

Loss before income tax	(1,042)	(2,318)	(7,482)	(8,671)
Income tax benefit (provision)	—	231	(1)	226

Net loss	$(1,042)	$(2,087)	$(7,483)	$(8,445)

Basic and diluted net loss per share:	$(0.02)	$(0.04)	$(0.14)	$(0.25)

Weighted average shares used in computing basic and diluted net loss per share	53,067,045	53,067,057	53,067,052	33,594,033

DIADEXUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$10,484	$20,394
Short-term marketable securities	6,492	—
Accounts receivable	2,408	1,543
Receivable from related party	—	175
Inventories	117	105
Restricted cash	400	—
Assets held for sale	304	308
Prepaid expenses and other current assets	975	1,046

Total current assets	21,180	23,571
Long-term investments	250	—
Restricted cash	1,400	1,800
Property and equipment, net	1,350	580
Other long-term assets	175	128

Total assets	$24,355	$26,079

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$882	$445
Deferred revenues, current portion	331	305
Deferred rent, current portion	—	103
Unfavorable lease obligations	492	363
Notes payable, current portion	372	—
Accrued and other current liabilities	2,469	1,930

Total current liabilities	4,546	3,146
Long-term deferred rent	266	52
Non-current portion of unfavorable lease obligation	3,063	3,555
Non-current portion of deferred revenue	530	835
Non-current portion of notes payable	4,526	—
Other long term liabilities	284	646

Total liabilities	13,215	8,234

Stockholders’ equity:
Preferred stock	—	—
Common stock	531	531
Additional paid-in capital	205,557	204,774
Accumulated other comprehensive loss	(5)	—
Accumulated deficit	(194,943)	(187,460)

Total stockholders’ equity	11,140	17,845

Total liabilities and stockholders’ equity	$24,355	$26,079

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